Exhibit 99.1

Bellicum Reports Third Quarter 2016 Financial Results

HOUSTON, TEXAS—November 9, 2016—Bellicum Pharmaceuticals, Inc. (Nasdaq:BLCM), a clinical stage biopharmaceutical company focused on discovering and developing novel cellular immunotherapies for cancers and orphan inherited blood disorders, today reported financial results for the third quarter ended September 30, 2016.

“We are pleased with recent progress, as the pediatric trial of our lead product candidate BPX-501 continues to enroll at a strong pace. We are preparing for a comprehensive data update of this program at ASH 2016, and are working with regulators in the European Union and the U.S. to finalize registration pathways for BPX-501 and rimiducid,” said Tom Farrell, President and Chief Executive Officer of Bellicum. “In the coming weeks, we expect to initiate the Phase 1 clinical trials of our BPX-601 GoCAR-T and BPX-701 TCR product candidates. We continue to build upon our differentiated technology platform and believe its potential to address the safety and efficacy issues of adoptive cell therapies will provide competitive advantage.”

Third Quarter and Recent Highlights

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Bellicum continued to advance its BPX-501 lead program and will provide a clinical update at the 58th American Society of Hematology (ASH) Annual Meeting in December. The BP-004 pediatric clinical trials in the U.S. and Europe have enrolled over 100 patients with orphan inherited blood disorders and blood cancers. Three abstracts, including an oral presentation focused on pediatric patients with immune deficiencies, were accepted for presentation at ASH 2016. Bellicum will also host an investor and analyst luncheon on Monday, December 5, 2016. A full schedule can be found in the News & Events section of the Company’s website.

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The Company is completing preparations for the start of Phase 1 clinical trials for BPX-601 and BPX-701. BPX-601 GoCAR-T contains Bellicum’s proprietary iMC activation switch and is designed to treat solid tumors expressing prostate stem cell antigen, with the initial clinical trial in non-resectable pancreatic cancer to be conducted at Baylor Sammons Cancer Center. BPX-701 incorporates the CaspaCIDe® safety switch and is designed to target malignant cells expressing the preferentially-expressed antigen in melanoma (PRAME), with the initial clinical trial in Refractory or Relapsed Acute Myeloid Leukemia and Myelodysplastic Syndromes, to be conducted at Oregon Health and Science University and Leiden University Medical Center.

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Bellicum expanded its collaboration with Ospedale Pediatrico Bambino Gesù (OPBG) to develop novel CAR T and TCR cell therapies engineered with the CaspaCIDe safety switch. Under the agreement, the organizations agreed to jointly develop CARs and other cell therapies discovered by OPBG, with a clinical trial for a CaspaCIDe-enabled CD19 CAR T cell therapeutic anticipated to begin in 2017.

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Bellicum continued to innovate and build upon its differentiated cellular control technologies; will present data highlighting preclinical results from the application of its GoCAR-T and GoTCR technologies in two poster presentations at ASH 2016.

Third Quarter and Nine Months Ended September 30, 2016 Financial Results

Bellicum reported a net loss of $17.7 million for the third quarter of 2016 and $49.3 million for the nine months ended September 30, 2016, compared to a net loss of $13.4 million and $31.7 million for the comparable periods in 2015. The results included non-cash, stock-based compensation charges of $3.1 million and $9.2 million for the third quarter and nine months ended September 30, 2016 and $2.3 million and $5.9 million for the comparable periods in 2015.

As of September 30, 2016, cash and investments totaled $129.1 million, which included $5.0 million borrowed in September under the agreement with Hercules Capital. Bellicum now expects that it will end 2016 with at least $100 million in cash, cash equivalents and investments, and continues to expect that current cash resources will be sufficient to meet operating requirements through 2017.

Research and development expenses were $13.3 million and $36.5 million for the three and nine months ended September 30, 2016, respectively, compared to $9.8 million and $23.5 million during the comparable periods in 2015. The higher expenses in the 2016 periods were primarily due to an increase in manufacturing and clinical expenses as a result of increased patient enrollment in the BPX-501 clinical trials, increased expenses for the IND-enabling activities for product candidates BPX-601 and BPX-701, and increased personnel and infrastructure costs.

General and administrative expenses were $4.3 million and $12.7 million for the three and nine months ended September 30, 2016, respectively, compared to $3.9 million and $8.9 million during the comparable periods in 2015. The higher expenses in the 2016 periods were primarily due to the growth of the organization, including an increase in costs related to personnel, higher facility costs and increased legal, accounting and travel related expenses.

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR T and TCR cell therapies. More information can be found at www.bellicum.com.

Forward-Looking Statement

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," “designed,” "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to rimiducid, CaspaCIDe, GoCAR-T, or GoTCR; the effectiveness of rimiducid, CaspaCIDe, GoCAR-T, or GoTCR, their possible range of application and potential curative effects and safety in the treatment of diseases; the timing and success of our clinical trials, including the rate and progress of enrollment in our BP-004 clinical trial or in any observational studies and in clinical trials for BPX-601 and BPX-701; the timing of regulatory filings for BPX-501 and for rimiducid; our research and development activities relating to BPX-501, BPX-601 and BPX-701; the success of our collaborations with OPBG and other institutions and the potential applications and effectiveness of our product candidates BPX-501, BPX-601 and BPX-701, including as compared to other treatment options and competitive therapies. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2015. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Balance Sheets
(in thousands)

			September 30, 2016	December 31, 2015
Current Assets:
Cash and cash equivalents			$48,694	$70,241
Investment securities, available-for-sale - short-term			56,613	23,820
Receivables and other current assets			2,280	2,829

Non-Current Assets:
Investment securities, available-for-sale, long-term			23,791	56,304
Property and equipment, net			11,064	6,882
Other assets, net			262	330
Total assets			$142,704	$160,406

Current Liabilities:
Accounts payable and other accrued liabilities			8,414	7,186
Other current liabilities			265	259

Long-Term Liabilities:
Long-term debt			20,076	—
Other liabilities, net of current portion			862	944

Total Stockholders' Equity			113,087	152,017
Total liabilities and stockholders' equity			$142,704	$160,406

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Grant Revenues	$114	$57	$307	$248

Operating Expenses:
Research and development	13,290	9,792	36,459	23,522
General and administrative	4,252	3,882	12,715	8,856
Total operating expenses	17,542	13,674	49,174	32,378
Operating loss	(17,428)	(13,617)	(48,867)	(32,130)

Interest income (expense), net	(291)	209	(436)	430
Net loss	$(17,719)	$(13,408)	$(49,303)	$(31,700)

Net loss per share attributable to common
shareholders, basic and diluted	$(0.66)	$(0.51)	$(1.83)	$(1.21)

Weighted-average common shares outstanding, basic and diluted	26,966,630	26,376,456	26,919,984	26,301,914

Investors:
Bellicum Pharmaceuticals
Alan Musso, CFO
832-384-1116
amusso@bellicum.com

Media:
BMC Communications
Brad Miles, 646-513-3125
bmiles@bmccommunications.com